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                                                                    Exhibit 23.2


                              CONSENT OF KPMG LLP


The Board of Directors
Wilsons Center, Inc.:


We consent to the use of our report incorporated by reference herein and to references to our firm under the heading "Experts" in the prospectus. Our report dated July 16, 1996 contains an explanatory paragraph that states that Wilsons Center, Inc. d.b.a. Wilsons The Leather Experts has been dependent on Melville Corporation for a significant portion of its working capital financing. Subsequent to the close of business on May 25, 1996, Melville Corporation sold Wilsons Center, Inc. to Wilsons The Leather Experts Inc., a newly formed company owned by members of management of Wilsons Center, Inc. d.b.a. Wilsons The Leather Experts and other investors. Our report also refers to the adoption by Wilsons Center, Inc. d.b.a. Wilsons The Leather Experts of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, effective October 1, 1995.


                                        /s/  KPMG LLP


Minneapolis, Minnesota
August 11, 1999